Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-50517, 33-50519, 33-64511, 333-91993, 333-73122, 333-58250, 333-51854, 333-91478, 333-126207) and on Form S-3 (Nos. 33-69648, 333-61006, 333-107573, and 333-130122) of Kansas City Southern of our report dated April 16, 2005 relating to the financial statements of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. for the year ended December 31, 2004, which appears in this Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statements.

PricewaterhouseCoopers, S.C.
Mexico City, Mexico
February 23, 2007